Exhibit 99.1

St. Paul Travelers Companies 385 Washington Street St. Paul, MN 55102-1396 www.stpaultravelers.com

NEWS RELEASE

St. Paul Travelers Reports Fourth Quarter 2006
Net Income of $1.189 Billion, or $1.68 per Diluted Share

Announces $3 Billion Increase to Current Share Repurchase Program

Full Year 2006 Net Income of $4.208 Billion, or $5.91 per Diluted Share

Full Year 2006 Return on Equity of 17.9%

SAINT PAUL, Minn. (February 1, 2007) — The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE: STA) today reported net income of $1.189 billion, or $1.75 per basic share and $1.68 per diluted share, for the quarter ended December 31, 2006, compared to $179 million, or $0.26 per basic and diluted share, for the quarter ended December 31, 2005.  Operating income in the current quarter was $1.193 billion, or $1.75 per basic share and $1.69 per diluted share, compared to $151 million, or $0.22 per basic and diluted share, in the prior year quarter.

Net and operating income in the current quarter included after-tax benefits of $100 million ($157 million pre-tax) for net favorable prior year reserve development and $43 million ($66 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2006.  Catastrophe losses negatively impacted current quarter net and operating income by $13 million after-tax ($21 million pre-tax).  In the prior year quarter, net and operating income included an after-tax charge of $372 million ($557 million pre-tax) for net unfavorable prior year reserve development, primarily due to increases to asbestos and environmental reserves, and an after-tax benefit of $45 million ($70 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005.  Catastrophe losses in the prior year quarter negatively impacted net and operating income by $435 million after-tax ($623 million pre-tax).

Full year 2006 net income and income from continuing operations was $4.208 billion, or $6.12 per basic share and $5.91 per diluted share.  For full year 2005, net income was $1.622 billion, or $2.39 per basic share and $2.33 per diluted share, and income from continuing operations was $2.061 billion, or $3.04 per basic share and $2.95 per diluted share.  Net income in the prior year was negatively impacted by a $439 million after-tax loss in discontinued operations, primarily due to a tax charge related to the Company’s divestiture of its 78 percent equity interest in Nuveen Investments, Inc. (“Nuveen”).  Operating income for full year 2006 was $4.200 billion, or $6.11 per basic share and $5.90 per diluted share, compared to $2.026 billion, or $2.99 per basic share and $2.90 per diluted share, in the prior year.  Catastrophe losses in the prior year negatively impacted net and operating income by $1.472 billion after-tax ($2.189 billion pre-tax).

Highlights

•                  Operating return on equity of 19.6 percent for the quarter and 17.9 percent for the full year.

•                  Book value per share (excluding FAS 115) of $36.20, a 15 percent increase from year-end 2005.

•                  Net written premiums of $5.437 billion, a 3 percent increase from the prior year quarter.  Excluding Business Insurance Other, the Company’s runoff operations, net written premiums increased 4 percent.

•                  Record net investment income of $701 million after-tax, an 11 percent increase from the prior year quarter.

•                  Strong GAAP combined ratios in all segments in the current quarter, with Business Insurance at 90.9 percent; Financial, Professional & International Insurance at 90.4 percent; and Personal Insurance at 78.1 percent.

•                  Repurchased 14.4 million common shares for a total cost of $750 million in the quarter, under the previously authorized $2 billion share repurchase program.

Jay Fishman, Chairman and Chief Executive Officer, remarked, “We are extremely pleased with our company’s performance in the fourth quarter and for the full year.  Operating income for the quarter was approximately $1.2 billion, with a very strong operating return on equity of 19.6 percent.  For the first time in our company’s history, our annual revenues exceeded $25 billion.  We grew net written premiums 5 percent for the year, excluding our run-off operations, by continuing to deliver high-quality products and services to meet our agents’, brokers’ and customers’ needs.

“In keeping with our commitment to active capital management, we repurchased $750 million of our company’s stock in the fourth quarter, bringing our full year repurchases to more than $1.1 billion under our share repurchase program.  I am also pleased to announce that our Board has authorized an increase of $3 billion to our program, bringing the total authorization remaining to approximately $3.9 billion, or 11 percent of our outstanding shares based on yesterday’s closing price.  We are targeting to complete the entire program over the next 24 months.

“Margins remained very healthy, as evidenced by our full year combined ratio of 88.1 percent.  This was driven in some measure by a benign year for catastrophe losses – the opposite of what we experienced in the preceding two years – as well as favorable reserve development.  Retentions were high throughout the year, a reflection that our customers continue to find value in their relationships with us, and new business volume was up for the year.

“Looking ahead to 2007, our company is in a great financial and competitive position, and we have the resources necessary to continue building upon our success,” concluded Mr. Fishman.

Consolidated Fourth Quarter and Full Year Highlights

($ in millions, except for per share amounts, and	Three Months Ended December 31,				Twelve Months Ended December 31,
after-tax except for premiums)	2006	2005	Change		2006	2005	Change
Gross written premiums	$5,932	$5,877	1%		$24,039	$23,736	1%
excluding Business Insurance Other	5,925	5,822	2		24,009	23,358	3
Net written premiums	5,437	5,294	3		21,150	20,386	4
excluding Business Insurance Other	5,441	5,239	4		21,125	20,139	5
Net earned premiums	5,328	5,136	4		20,760	20,341	2
Underwriting gain (loss)	487	(463)	NMF		1,542	(344)	NMF
Net investment income	701	632	11		2,712	2,438	11
Operating income	1,193	151	690		4,200	2,026	107
per diluted share	$1.69	$0.22	668		$5.90	$2.90	103
Income from continuing operations	1,189	178	568		4,208	2,061	104
per diluted share	$1.68	$0.26	546		$5.91	$2.95	100
Net income	1,189	179	564		4,208	1,622	159
per diluted share	$1.68	$0.26	546		$5.91	$2.33	154
Book value per share	$36.86	$31.94	15		$36.86	$31.94	15
Adjusted book value per share	$36.20	$31.47	15		$36.20	$31.47	15
GAAP combined ratio	86.7%	111.1%	(24.4	)pts	88.1%	101.3%	(13.2	)pts
Operating return on equity	19.6%	2.8%	16.8	pts	17.9%	9.6%	8.3	pts
Continuing operations return on equity	19.1%	3.2%	15.9	pts	17.9%	9.5%	8.4	pts
Return on equity	19.1%	3.2%	15.9	pts	17.9%	7.5%	10.4	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Fourth Quarter 2006 Consolidated Results

Net written premiums increased 3 percent from the prior year quarter.  This result was primarily driven by strong retention rates, modest renewal price increases across most businesses and improved new business volume, due in part to initiatives to increase new business submission flow.

Net investment income in the current quarter was a record $701 million after-tax ($910 million pre-tax), an 11 percent increase from the prior year quarter.  The increase was primarily driven by higher fixed income investment returns, strong operating cash flows and greater non-fixed income investment returns.

The GAAP combined ratio in the current quarter was 86.7 percent, a 24.4 point improvement from the 111.1 percent reported in the prior year quarter. The current quarter GAAP combined ratio benefited by 3.0 points due to net favorable prior year reserve development, partially offset by 0.4 points for catastrophe losses.  The prior year quarter GAAP combined ratio included 12.2 points for catastrophe losses and 10.8 points for net unfavorable prior year reserve development.  In the current and prior year quarter, the re-estimation of current year loss ratios benefited the GAAP combined ratio by 1.2 and 1.4 points, respectively.

Capital Management

St. Paul Travelers’ Board of Directors has authorized a $3 billion increase to the current share repurchase program, bringing the total remaining authorization to approximately $3.9 billion.  Under the program, repurchases may be made from time to time in the open-market, in private transactions, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 or otherwise.  This program does not have a stated expiration date.  The timing and actual number of shares to be repurchased will depend on a variety of factors, including corporate and regulatory requirements, price, weather and other market conditions.

During the fourth quarter of 2006, the Company repurchased 14.4 million of its common shares for a total cost of $750 million under the previously authorized share repurchase program.  Through December 31, 2006, the Company has repurchased an aggregate of 22.8 million shares for a total cost of $1.121 billion under the program.  Also, during the fourth quarter of 2006, the Company fully redeemed its St. Paul Capital Trust I 7.6% Trust Preferred Securities for a total cost of $593 million.  The redemption was funded by the issuance of senior debt earlier in 2006 and resulted in an after-tax gain of $27 million ($42 million pre-tax).

Full Year 2006 Consolidated Results

Net and operating income of $4.208 billion and $4.200 billion, respectively, for the year ended December 31, 2006, included an after-tax benefit of $255 million ($394 million pre-tax) for net favorable prior year reserve development and an after-tax charge of $67 million ($103 million pre-tax) for catastrophe losses.  In the prior year, net and operating income of $1.622 billion and $2.026 billion, respectively, included after-tax charges of $216 million ($325 million pre-tax) for net unfavorable prior year reserve development and $1.472 billion ($2.189 billion pre-tax) for catastrophe losses.

The GAAP combined ratio in the current year was 88.1 percent, a 13.2 point improvement from the 101.3 percent reported in the prior year.  The current year GAAP combined ratio benefited by 1.9 points for net favorable prior year reserve development, partially offset by 0.5 points for catastrophe losses.  The prior year GAAP combined ratio included 10.7 points for catastrophe losses and 1.6 points for net unfavorable prior year reserve development.

Net investment income in the current year was a record $2.712 billion after-tax ($3.517 billion pre-tax), an 11 percent increase from the prior year.  The increase was driven by higher fixed income investment returns, strong operating cash flows, the investment of approximately $2.4 billion of proceeds received from the sale of Nuveen in 2005, and greater non-fixed income investment returns.

For the full year 2006, operating return on equity was 17.9 percent, compared to 9.6 percent in the prior year period.

Business Insurance Segment Financial Results

For the fourth quarter 2006, the Business Insurance segment reported operating income of $703 million, compared to an operating loss of $110 million in the prior year quarter.  The current quarter benefited from net favorable prior year reserve development, the absence of catastrophe losses and higher net investment income.

The current quarter included an after-tax benefit of $7 million ($14 million pre-tax) for net favorable prior year reserve development, compared to an after-tax charge of $438 million ($657 million pre-tax) for net unfavorable prior year reserve development in the prior year quarter, due to increases to asbestos and environmental reserves.  There were no catastrophe losses reported in the current quarter, compared to an after-tax charge of $293 million ($449 million pre-tax) for catastrophe losses in the prior year quarter.  The current quarter included a minimal benefit from the re-estimation of the current year loss ratios for the first three quarters of 2006.  In comparison, the prior year quarter included an after-tax benefit of $32 million ($50 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005.

The GAAP combined ratio was 90.9 percent in the current quarter, a 39.5 point improvement from the 130.4 percent reported in the prior year quarter.  There were no catastrophe losses in the current quarter, while catastrophe losses added 16.3 points to the prior year quarter GAAP combined ratio.  The current quarter GAAP combined ratio benefited by 0.5 points for net favorable prior year reserve development, compared to an impact of 24.0 points for net unfavorable prior year reserve development in the prior year quarter.  The current quarter GAAP combined ratio benefited by 0.3 points due to the re-estimation of the current year loss ratios for the first three quarters of 2006, compared to a benefit of 1.8 points related to the first three quarters of 2005.

Net written premiums, excluding Business Insurance Other, increased 2 percent from the prior year quarter, primarily due to growth in Target Risk Underwriting and Industry-Focused Underwriting, partially offset by a decline in National Accounts.

Within Select Accounts, excluding the impact of the transfer of certain small business insurance programs to Specialized Distribution, net written premiums increased slightly from the prior year quarter.  Retention rates were strong, consistent with recent quarters; renewal price changes were positive, consistent with recent quarters; and new business volume increased from the prior year quarter.

Commercial Accounts net written premiums were level with the prior year quarter.  Retention rates continued to be strong, consistent with recent quarters; renewal price changes were slightly negative, a change from recent quarters; and new business volume increased from the prior year quarter, due to successful marketing efforts to increase submission volume.

Industry-Focused Underwriting net written premiums increased due to strong business volumes in the Construction, Technology and Oil & Gas business units, benefiting from favorable economic conditions in these industry sectors.  Growth in Target Risk Underwriting net written premiums was primarily driven by renewal price increases for catastrophe-prone exposures in National Property, Inland Marine and Ocean Marine. National Accounts net written premiums declined as a result of lower volumes in the Discover Re unit, favorable loss experience on retrospectively rated policies and lower workers’ compensation rates in California.

Financial, Professional & International Insurance Segment Financial Results

For the fourth quarter 2006, the Financial, Professional & International Insurance segment reported operating income of $175 million, compared to $57 million in the prior year quarter.  The current quarter benefited from the absence of catastrophe losses and certain positive tax impacts from non-U.S. operations.

There were no catastrophe losses reported in the current quarter, compared to an after-tax charge of $89 million ($92 million pre-tax) for catastrophe losses in the prior year quarter.  Operating income in the current quarter included an after-tax benefit of $3 million ($4 million pre-tax) for net favorable prior year reserve development, compared to an after-tax benefit of $13 million ($18 million pre-tax) in the prior year quarter.

The GAAP combined ratio was 90.4 percent in the current quarter, a 7.1 point improvement from the 97.5 percent reported in the prior year quarter.  The improvement was primarily due to the absence of catastrophe losses, which added 11.1 points to the prior year quarter GAAP combined ratio.  The current quarter GAAP combined ratio benefited by 0.4 points for net favorable prior year reserve development, compared to a benefit of 2.1 points in the prior year quarter.

Gross written premiums increased 2 percent from the prior year quarter due to modest growth in all businesses, while net written premiums increased 8 percent, primarily due to the timing of certain reinsurance transactions.  Gross and net written premiums in the prior year quarter benefited from the inclusion of an extra reporting month for the Company’s Lloyd’s operations, which eliminated a one-month reporting lag.  Excluding this impact, gross and net written premiums increased 4 and 10 percent, respectively.

The Bond and Financial & Professional Services units have been combined and are now being reported as Bond & Financial Products.  For Bond & Financial Products, excluding the surety line of business for which the following statistics do not apply, retention rates were strong, consistent with recent quarters; renewal price changes were positive, but lower than recent quarters; and new business volume decreased from the prior year quarter, due to competitive pressures.  For International, which includes the Company’s operations in the U.K., Ireland and Canada, retention rates were very strong, increasing from recent quarters; renewal price changes were positive, increasing from recent quarters; and new business volume increased slightly from the prior year quarter.

Personal Insurance Segment Financial Results

For the fourth quarter 2006, the Personal Insurance segment reported operating income of $348 million, compared to $249 million in the prior year quarter.  The current quarter benefited from lower catastrophe losses, greater net favorable prior year reserve development, increased earned premium volume, the continuation of favorable loss trends and higher net investment income.

The current quarter included an after-tax charge of $13 million ($21 million pre-tax) for catastrophe losses, compared to $53 million ($82 million pre-tax) in the prior year quarter.  The current quarter also included an after-tax benefit of $90 million ($139 million pre-tax) for net favorable prior year reserve development, primarily due to better than expected automobile loss experience resulting in part from claim initiatives and non-catastrophe homeowners claim severity resulting in part from less than expected repair costs.  The prior year quarter included an after-tax benefit of $53 million ($82 million pre-tax) for net favorable prior year reserve development.  Loss experience has trended favorably in the current accident year due to lower than expected automobile claim activity, resulting in an after-tax benefit of $37 million ($56 million pre-tax) from the re-estimation of the current year loss ratios for the first three quarters of 2006.  The prior year quarter included an after-tax benefit of $12 million ($19 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005.

The GAAP combined ratio was 78.1 percent in the current quarter, a 6.4 point improvement from the 84.5 percent reported in the prior year quarter.  Catastrophe losses added 1.3 points to the current quarter GAAP combined ratio, compared to 5.2 points in the prior year quarter.  Net favorable prior year reserve development benefited the current quarter GAAP combined ratio by 8.2 points, compared to a benefit of 5.3 points in the prior year quarter.  The current quarter GAAP combined ratio benefited by 3.3 points due to the re-estimation of the current year loss ratios for the first three quarters of 2006, compared to a similar benefit in the prior year quarter of 1.2 points related to the first three quarters of 2005.

Personal Insurance net written premiums increased 6 percent from the prior year quarter.  This result was primarily attributable to continued strong retention rates and renewal price increases.

Automobile net written premiums increased 3 percent, and policies in force increased 10 percent from the prior year quarter.  Excluding the estimated impact of transitioning to six-month policies for new business, net written premiums would have increased approximately 6 percent.  Retention rates were strong and renewal price changes were positive, both consistent with recent quarters.  New business volume increased slightly from the prior year quarter, after adjusting for the six-month policy impact.

Homeowners and Other net written premiums increased 9 percent, and policies in force increased 8 percent from the prior year quarter.  Retention rates were strong, consistent with recent quarters, and renewal price changes increased from recent quarters. New business volume decreased from the prior year quarter, due in part to coastal risk management.

2007 Annual Guidance

St. Paul Travelers expects 2007 earnings per diluted share in the range of $5.20 to $5.45. This guidance is based on a number of assumptions, including:

•      Catastrophe losses of $530 million pre-tax and $355 million after-tax;

•      No prior year reserve development, favorable or unfavorable;

•      Growth in average invested assets in the low single digits, after taking into account dividends and approximately $2 billion of share repurchases for the year; and

•      Weighted average diluted shares of approximately 690 million, including the impact of the assumed share repurchases and normal growth in share count from employee equity awards.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, February 1, 2007.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Reinstatement premiums represent additional premiums payable to reinsurers to restore coverage limits that have been exhausted as a result of reinsured losses under certain excess of loss reinsurance treaties.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the third quarter 2006:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services in the United States.  Business Insurance is organized into the following groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland, National Programs and Underwriting Facilities.  Business Insurance also includes the Special Liability Group and policies written by Gulf (primarily management and professional liability coverages), the Personal Catastrophe Risk operation (which was sold in 2005), and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety, crime, and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International and Lloyd’s.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  During the third quarter of 2005, the Company completed the divestiture of its ownership interest of Nuveen Investments.

Prior quarter segment results have been reclassified from the historical presentation to conform with current business segment definitions where applicable.  The Company’s historical Commercial and Specialty segments have been realigned into two new segments: the Business Insurance segment and the Financial, Professional & International Insurance segment.  As a result, prior quarter results of certain businesses have been disaggregated from the historical Specialty segment and are now reported in the Business Insurance segment.  In addition, the Personal segment has been renamed Personal Insurance.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, income from continuing operations, net and operating income, investment income, return on equity and combined ratio), financial condition (including, among others, invested assets and liquidity); and the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving mass tort claims such as those relating to exposure to potentially harmful products or substances; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; the effects of emerging claim and coverage issues on our business are uncertain; reinsurance may not protect us against losses; we may incur loss and loss adjustment expenses as a result of disclosures by, and investigations of, companies for which we have written directors’ and officers’ insurance relating to possible accounting irregularities, corporate governance issues and stock option “backdating,” “spring loading” and other stock option grant practices; the insurance industry, including us, is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we may not be able to execute announced and future strategic initiatives as planned; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would limit our ability to meet our obligations and to pay future dividends; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; loss or significant restriction of the use of credit scoring or other variables in the pricing and underwriting of personal lines products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect our future income and profitability; if we experience difficulties with outsourcing relationships, our ability to conduct our business might be negatively impacted; and the effects of corporate bankruptcies on surety bond claims.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

	Three months ended December 31,		Twelve months ended December 31,
($ in millions, except per share amounts, and after-tax)	2006	2005	2006	2005
Operating income	$1,193	$151	$4,200	$2,026
Net realized investment gains (losses)	(4)	27	8	35
Income from continuing operations	1,189	178	4,208	2,061
Discontinued operations	—	1	—	(439)
Net income	$1,189	$179	$4,208	$1,622
Basic earnings per share
Operating income	$1.75	$0.22	$6.11	$2.99
Net realized investment gains	—	0.04	0.01	0.05
Income from continuing operations	1.75	0.26	6.12	3.04
Discontinued operations	—	—	—	(0.65)
Net income	$1.75	$0.26	$6.12	$2.39
Diluted earnings per share
Operating income	$1.69	$0.22	$5.90	$2.90
Net realized investment gains (losses)	(0.01)	0.04	0.01	0.05
Income from continuing operations	1.68	0.26	5.91	2.95
Discontinued operations	—	—	—	(0.62)
Net income	$1.68	$0.26	$5.91	$2.33
Weighted average number of common shares outstanding (basic)	679.2	688.3	687.1	676.3
Weighted average number of common shares outstanding and common stock equivalents (diluted)	711.0	694.1 (1)	716.7	712.8
Common shares outstanding at period end	678.3	693.4	678.3	693.4
Common stock dividends declared	$176.0	$160.0	$696.0	$622.0
Operating income (loss) by segment
Business Insurance	$703	$(110)	$2,622	$1,044
Financial, Professional & International Insurance	175	57	609	391
Personal Insurance	348	249	1,132	775
	1,226	196	4,363	2,210
Interest Expense and Other	(33)	(45)	(163)	(184)
	$1,193	$151	$4,200	$2,026
Operating return on equity	19.6%	2.8%	17.9%	9.6%
Continuing operations return on equity	19.1%	3.2%	17.9%	9.5%
Return on equity	19.1%	3.2%	17.9%	7.5%

(1)             The calculation of earnings per diluted share for the three months ended December 31, 2005 excluded the weighted average effects of the following securities convertible into the Company’s common shares because their effect was anti-dilutive: outstanding convertible preferred stock (3.8 million shares); zero coupon convertible notes (2.3 million shares); and convertible junior subordinated notes (16.7 million shares).

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions, pre-tax)	2006	2005	2006	2005
Revenues
Premiums	$5,328	$5,136	$20,760	$20,341
Net investment income	910	813	3,517	3,165
Fee income	138	159	591	664
Net realized investment gains (losses)	(5)	33	11	17
Other revenues	98	40	211	178
	$6,469	$6,181	$25,090	$24,365
Revenues
Business Insurance	$3,596	$3,507	$14,049	$14,184
Financial, Professional & International Insurance	970	934	3,776	3,578
Personal Insurance	1,865	1,707	7,205	6,581
Total Segment Revenues	6,431	6,148	25,030	24,343
Interest Expense and Other	43	—	49	5
	6,474	6,148	25,079	24,348
Net realized investment gains (losses)	(5)	33	11	17
	$6,469	$6,181	$25,090	$24,365
Gross written premiums
Business Insurance Core	$3,215	$3,216	$13,017	$13,075
Business Insurance Other	7	55	30	378
Total Business Insurance	3,222	3,271	13,047	13,453
Financial, Professional & International Insurance	1,029	1,012	3,981	3,809
Personal Insurance	1,681	1,594	7,011	6,474
	$5,932	$5,877	$24,039	$23,736
Net written premiums
Business Insurance Core	$2,847	$2,803	$11,021	$10,752
Business Insurance Other	(4)	55	25	247
Total Business Insurance	2,843	2,858	11,046	10,999
Financial, Professional & International Insurance	964	893	3,393	3,159
Personal Insurance	1,630	1,543	6,711	6,228
	$5,437	$5,294	$21,150	$20,386
GAAP combined ratios:(1)
Business Insurance(2)
Loss and loss adjustment expense ratio	59.1%	100.5%	60.3%	81.5%
Underwriting expense ratio	31.8	29.9	30.6	28.9
Combined ratio	90.9%	130.4%	90.9%	110.4%
Financial, Professional & International Insurance(2)
Loss and loss adjustment expense ratio	54.9%	62.7%	53.7%	56.8%
Underwriting expense ratio	35.5	34.8	35.3	35.7
Combined ratio	90.4%	97.5%	89.0%	92.5%
Personal Insurance
Loss and loss adjustment expense ratio	48.7%	56.4%	54.8%	62.2%
Underwriting expense ratio	29.4	28.1	28.3	26.9
Combined ratio	78.1%	84.5%	83.1%	89.1%
Total Company(2)
Loss and loss adjustment expense ratio	55.1%	81.0%	57.5%	71.9%
Underwriting expense ratio	31.6	30.1	30.6	29.4
Combined ratio	86.7%	111.1%	88.1%	101.3%

(1)             For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)             Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions; after-tax except as noted)	2006	2005	2006	2005
Reconciliation of underwriting gain (loss) to net income
Pre-tax underwriting gain (loss)	$674	$(612)	$2,325	$(389)
Tax expense on underwriting results	(187)	149	(783)	45
Underwriting gain (loss)	487	(463)	1,542	(344)
Net investment income	701	632	2,712	2,438
Other, including interest expense	5	(18)	(54)	(68)
Consolidated operating income	1,193	151	4,200	2,026
Net realized investment gains	(4)	27	8	35
Income from continuing operations	1,189	178	4,208	2,061
Discontinued operations	—	1	—	(439)
Net income	$1,189	$179	$4,208	$1,622

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Marlene Ibsen	David Schlosberg
860.277.9039	917.778.6817

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